Exhibit 99.1

hopTo Announces Resignation of Chairman Steven Ledger
from the Board of Directors

CAMPBELL, CA — March 18, 2014 – hopTo (OTCQB/OTCBB: HPTO), developer of the most comprehensive mobile workspace, announced today the resignation of director Steven Ledger.

“On behalf of the entire company, I want to thank Steve for his many contributions over the past two years as Chairman of hopTo. He provided important guidance at critical junctures as we positioned hopTo in a new strategic direction,” commented Chief Executive Officer Eldad Eilam.

“Eldad and the Board of Directors have accomplished a great deal in less than two years,” Mr. Ledger stated. “The development and launch of the hopTo platform has positioned the Company to aggressively compete in the large and rapidly growing mobile productivity market. I want to thank each and every hopTo shareholder for their support during the Company’s development stage, and as the Company strategically moves into the marketplace. As my role shifts, I plan to continue to be a supportive investor and look forward to participating in the future success of the hopTo platform.”

The hopTo mobile productivity app can be found on the Apple App Store and the company recently announced hopTo Work, a secure mobile productivity platform for small and medium sized business (SMB) and enterprise level companies, which will be released later this year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace application. hopTo delivers a mobile experience that changes the way you work and live — empowering you to fully embrace a mobile lifestyle – without any compromises or boundaries. Search, Access, Aggregate, Create, Edit and Share your content from your mobile device, efficiently and effectively, by leveraging the power of your own “personal cloud.” The company is based in Campbell, CA.

For more information on hopTo, please visit: hopTo.com or facebook.com/hopTo.

FORWARD LOOKING STATEMENTS: This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2012, and in other documents we have filed with the SEC.

Media:
Troy Mickle
press@hopto.com
408.688.2674 x5086

Anne Donohoe

adonohoe@kcsa.com

732.620.0033

Investors:

Julie Silber

jsilber@kcsa.com

310.766.9760